Exhibit 99.1

VINCE HOLDING CORP. REPORTS FOURTH QUARTER AND FISCAL YEAR 2024 RESULTS

Q4 FY2024 Net Sales of $80.0 Million

Q4 FY2024 Gross Profit Increased Approx. $6 Million and Gross Margin Increased 470 Bps vs. Q4 FY2023

FY2024 Net Sales of $293.5 Million

FY2024 Gross Profit Increased Approx. $12 Million and Gross Margin Increased 400 Bps vs. FY2023

NEW YORK, New York – May 02, 2025 – Vince Holding Corp. (NYSE: VNCE) ("VNCE" or the "Company"), a global contemporary retailer, today reported its financial results for the fourth quarter and fiscal year ended February 1, 2025.

Brendan Hoffman, Chief Executive Officer of VNCE said, "Since returning to the CEO role earlier this year, my initial observations of the company have been reinforced. I've been impressed by the resilience and depth of our leadership team and by the progress that has been made in strengthening the foundation and overall business model. The stronger than expected end to the year is also a testament to the team, the quality product offerings that they have delivered that have continued to resonate with customers, as well as improvements in operational efficiencies from our transformation initiatives. As we look ahead, we will be shifting the focus and goals of our transformation plan to align with today’s environment and needs as we work to mitigate the impact of the evolving tariff policies. Despite the increased uncertainty with respect to the macro-environment, I remain confident in the business’ long-term trajectory and our team’s ability to adjust and react accordingly to deliver customers the product and experience they expect from us."

In this press release, the Company is presenting its financial results in conformity with U.S. generally accepted accounting principles ("GAAP") as well as on an "adjusted" basis. Adjusted results presented in this press release are non-GAAP financial measures. See "Non-GAAP Financial Measures" below for more information about the Company's use of non-GAAP financial measures and Exhibit 3 to this press release for a reconciliation of GAAP measures to such non-GAAP measures.

For the fourth quarter ended February 1, 2025:

•
Total Company net sales increased 6.2% to $80.0 million compared to $75.3 million in the fourth quarter of fiscal 2023. The year-over-year increase was driven by strength in the Vince wholesale channel, which included a slight benefit from earlier shipments, and offset by the softness in the Vince Direct-to-consumer channel primarily related to retail stores. Excluding the extra week* in the fourth quarter of fiscal 2023, Total Company net sales increased approximately 9% compared to the prior year period.
•
Gross profit was $40.1 million, or 50.1% of net sales, compared to gross profit of $34.2 million, or 45.4% of net sales, in the fourth quarter of fiscal 2023. The increase in gross margin rate was primarily driven by approximately 320 basis points related to lower promotional activity in the direct-to-consumer segment and lower discounting and approximately 210 basis points related to lower product costing and freight costs. These factors were partially offset by approximately 120 basis points attributable to channel mix.
•
Selling, general, and administrative expenses were $37.8 million, or 47.2% of sales, compared to $35.8 million, or 47.6% of sales, in the fourth quarter of fiscal 2023. The increase in SG&A dollars was primarily driven by increased salaries and benefits and increased rent expense attributable to lease modifications made in the prior comparative quarter, offset by decreases in consulting and information technology costs.
•
Loss from operations was ($29.7) million compared to a loss from operations of ($1.7) million in the same period last year. The year over year decline in loss from operations is primarily driven by a $32.0 million non-cash goodwill impairment charge (the “Goodwill Impairment Charge”). Excluding this impact and the transaction expenses ("P180 Transaction Expenses") related to the recently completed acquisition of the Company’s majority stake by a wholly-owned subsidiary of P180, Inc., adjusted income from operations** was $2.5 million.
•
Income tax benefit was $2 million primarily due to the tax benefit from the reversal of the non-cash deferred tax liability associated with the goodwill impairment, which previously could not be used as a source of income to support the realization of certain deferred tax assets related to the Company's net operating losses, offset by the current federal and state income tax expense. The tax benefit in the fourth quarter of fiscal 2024 compares to an income tax expense of $1.9 million in the same period last year.
•
Net loss was ($28.3) million or $(2.24) per share compared to a net loss of ($4.7) million or $(0.37) per share in the same period last year. Excluding the impact of the Goodwill Impairment Charge and the P180 Transaction Expenses, adjusted net income** was $0.8 million or $0.06 per share.
•
The Company ended the quarter with 57 company-operated Vince stores, a net decrease of 6 stores since the fourth quarter of fiscal 2023.

For the fiscal year ended February 1, 2025:

•
Total Company net sales increased 0.2% to $293.5 million compared to $292.9 million in fiscal 2023. This performance was driven by strength in the Vince wholesale channel which offset softness in the Vince Direct-to-consumer channel. Excluding the extra week* in fiscal 2023, Total Company net sales increased approximately 1% compared to the prior year period.
•
Gross profit was $145.2 million, or 49.5% of net sales, compared to gross profit of $133.3 million, or 45.5% of net sales, in fiscal 2023. The increase in gross margin rate was driven by approximately 330 basis points related to lower promotional activity and discounting and approximately 320 basis points due primarily to lower product costing and freight costs. These factors were partially offset by approximately 150 basis points of royalty expenses associated with the Licensing Agreement (as defined below).
•
Selling, general, and administrative expenses were $138.0 million, or 47.0% of sales, compared to $134.5 million, or 45.9% of sales, in fiscal 2023. The increase in SG&A dollars was primarily driven by increased compensation costs and an increase in rent and occupancy costs primarily attributable to lease modifications effective in fiscal 2023. These increased costs were partially offset by $5 million in transaction related expenses (the "Authentic Transaction Expenses") relating to the Authentic Transaction (as defined below) in fiscal 2023, and decreased consulting and technology costs.
•
Loss from operations was $(17.2) million compared to income from operations of $31.6 million in the same period last year. Adjusted income from operations** in fiscal 2024 was $7.3 million compared to adjusted income from operations** of $4.0 in the same period last year.
•
Income tax benefit was $3.6 million was primarily due to tax benefits from the reversal of the non-cash deferred tax liability associated with the goodwill impairment, which previously could not be used as a source of income to support the realization of certain deferred tax assets related to the Company's net operating losses, and the reversal of a portion of the Company’s non-cash deferred tax liability associated with the equity method investment, which portion can now be used as a source of income to support the realization of certain deferred tax assets related to the Company's net operating losses. These tax benefits were offset by the current federal and state income tax expense. The tax benefit in fiscal 2024 compares to an income tax benefit of $3.5 million in the same period last year.

•
Net loss was ($19.0) million or $(1.51) per share compared to net income of $25.4 million or $2.04 per diluted share in the same period last year. Adjusted net income** for fiscal 2024 was $2.4 million or $0.19 per share compared to adjusted net loss** of $(7.7) million or $(0.62) per share in the same period last year.

*The Company follows the retail 5-4-4 reporting calendar, which included an extra week in the fourth quarter of fiscal 2023 (the 53rd week). The 53rd week contributed approximately $2.2 million to net sales and $0.4 million to loss from operations for the fourth quarter and full year fiscal 2023.

Vince Fourth Quarter Segment Review

•
Net sales increased 6.2% to $80.0 million as compared to the fourth quarter of fiscal 2023.
•
Wholesale segment sales increased 26.7% to $39.1 million compared to the fourth quarter of fiscal 2023.
•
Direct-to-consumer segment sales decreased 8.1% to $40.8 million compared to the fourth quarter of fiscal 2023.
•
Income from operations excluding unallocated corporate expenses was $16.7 million compared to income from operations of $11.9 million in the same period last year.
•
As of the end of fiscal 2024, the Company has identified two reportable segments: Vince Wholesale and Vince Direct-to-consumer. Due to the completion of the winddown and sale of Rebecca Taylor, and the determination that Parker would not be considered in the Company’s future operating plans, Rebecca Taylor and Parker is no longer an operating segment of the Company.

Net Sales and Operating Results by Segment:

	Three Months Ended		Twelve Months Ended
	February 1,	February 3,	February 1,	February 3,
(in thousands)	2025	2024	2025	2024
Net Sales:
Vince Wholesale	$39,143	$30,889	$165,349	$149,603
Vince Direct-to-consumer	40,807	44,422	128,103	143,096
Total segment net sales	79,950	75,311	293,452	292,699
Other(1)	—	—	—	191
Total net sales	$79,950	$75,311	$293,452	$292,890

Income (loss) from operations:
Vince Wholesale	$12,835	$8,318	$57,905	$43,416
Vince Direct-to-consumer	3,818	3,623	2,970	5,774
Total segment income from operations	16,653	11,941	60,875	49,190
Other(1)	—	-	7,633	2,443
Subtotal	16,653	11,941	68,508	51,633
Unallocated corporate (2)	(46,324)	(13,620)	(85,684)	(20,009)
Total (loss) income from operations	$(29,671)	$(1,679)	$(17,176)	$31,624

(1) Other relates to activity for Rebecca Taylor and Parker and for fiscal 2024 primarily consists of the gain recognized on the sale of Rebecca Taylor. Activity for fiscal 2023 includes a net benefit of $1,750 from the wind down of the Rebecca Taylor business, primarily related to the release of operating lease liabilities as a result of lease terminations, a $765 gain associated with the sale of the Parker tradename and $150 of transaction related expenses associated with the sale of the Parker tradename.

(2)Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company's Vince Wholesale and Vince Direct-to-consumer reportable segments. In addition, unallocated corporate expenses include the goodwill impairment charge of $32 million for the three and twelve months ended February 1, 2025, and $32.0 million from the Vince IP Sale Gain as well as $5.0 million in Authentic Transaction Expenses for the twelve months ended February 3, 2024.

Balance Sheet

At the end of fiscal 2024, total borrowings under the Company's debt agreements totaled $19.2 million and the Company had $39.8 million of excess availability under its revolving credit facility.

Net inventory at the end of fiscal 2024 was $59.1 million compared to $58.8 million at the end of fiscal 2023.

During the year ended February 1, 2025, the Company did not issue shares of common stock under the ATM program. The Company continues to have shares available under the program to exercise with proceeds to be used as sources, along with cash from operations, to fund future growth.

Transformation Program

On October 31, 2023, the Company announced its Transformation Program focused on driving enhanced profitability through an improved gross margin profile and an optimized expense structure. The Transformation Program yielded over $10 million of savings in fiscal 2024.

Given the evolving tariff policies, we are in the process of re-evaluating our goals under the Transformation Program as we expect to leverage the program infrastructure to help mitigate the potential impact from tariffs.

Outlook

Yuji Okumura, Chief Financial Officer of VNCE, commented, "As a result of shift in timing of wholesale orders into the fourth quarter and the ongoing impact from planned store activity in our retail channel, including multiple closures, remodels and relocations, as well as ongoing efforts to reduce our promotional activity, we expect our first quarter fiscal 2025 sales to decline compared to the prior year. We continue to be pleased with the traction we have seen in product margin performance, however our adjusted operating margin expectations are impacted by the decline in sales, increased marketing spend incurred earlier in the quarter, and other expenses primarily related to the timing of store relocations and remodels."

For the first quarter of fiscal 2025 the Company expects net sales to decline approximately 5% and adjusted operating margin to decline approximately 500 basis points compared to the prior year. The guidance reflects the above stated factors and does not assume a material impact in the quarter from new tariff policies.

Given the increased uncertainty related to the potential impact and duration of current tariff policy, the Company is not providing guidance for the full year fiscal 2025.

Strategic Partnership with Authentic Brands Group

On May 25, 2023, the Company announced that it completed the previously announced transaction (the "Authentic Transaction") with Authentic Brands Group ("Authentic").

In connection with the Authentic Transaction, VNCE entered into an exclusive, long-term license agreement (the "License Agreement") with Authentic for usage of the contributed intellectual property for VNCE's existing business in a manner consistent with the Company's current wholesale, retail and e-commerce operations. The

License Agreement contains an initial ten-year term and eight ten-year renewal options allowing VNCE to renew the agreement.

**Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to the financial results relating to the three and twelve months ended February 1, 2025, adjusted income from operations, adjusted income before income taxes and equity in net income of equity method investment, adjusted (benefit) provision for income taxes, adjusted income before equity in net income of equity method investment, adjusted net income, and adjusted earnings per share, which are non-GAAP measures, in order to eliminate the effect of the gain on sale of subsidiary, impairment of goodwill, the P180 Transaction Expenses, and the associated income tax impacts. For the twelve months ended February 3, 2024, the Company has provided adjusted income from operations, adjusted loss before income taxes and equity in net income of equity method investment, adjusted provision for income taxes, adjusted loss before equity in net income of equity method investment, adjusted net loss, and adjusted loss per share, which are non-GAAP measures, in order to eliminate the effect of the gain on sale of Vince intangible assets, Authentic Transaction Expenses, as well as transaction expenses relating to the sale of Parker intangible assets, the gain on sale of Parker intangible assets, and the associated income tax impacts.

The Company believes that the presentation of these non-GAAP measures facilitates an understanding of the Company's continuing operations without the impact associated with the aforementioned items. While these types of events can and do recur periodically, they are excluded from the indicated financial information due to their impact on the comparability of earnings across periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. A reconciliation of GAAP to non-GAAP results has been provided in Exhibit 3 to this press release.

Conference Call

A conference call to discuss the fourth quarter results will be held today, May 2, 2025, at 8:30 a.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Brendan Hoffman, and Chief Financial Officer, Yuji Okumura. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 470-1428, conference ID 506384. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global retail company that operates the Vince brand women's and men's ready to wear business. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Vince Holding Corp. operates 44 full-price retail stores, 14 outlet stores, and its e-commerce site, vince.com, as well as through premium wholesale channels globally. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein contain forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “Transformation Program & Fiscal 2024 Outlook” above as well as statements regarding, among other things, our current expectations about possible or assumed future results of operations of the Company and are indicated by words or phrases such as "may," "will," "should," "believe," "expect," "seek," "anticipate," "intend," "estimate," "plan," "target," "project," "forecast," "envision" and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: changes to and unpredictability in the trade policies and tariffs imposed by the U.S. and the governments of other nations; our ability to maintain adequate cash flow from operations or availability under our revolving credit facility to meet our liquidity needs; general economic conditions; restrictions on our operations under our credit facilities; our ability to improve our profitability; our ability to maintain our larger wholesale partners; our ability to accurately forecast customer demand for our products; our ability to maintain the license agreement with ABG Vince, a subsidiary of Authentic Brands Group; ABG Vince's expansion of the Vince brand into other categories and territories; ABG Vince's approval rights and other actions; our ability to realize the benefits of our strategic initiatives; the execution of our customer strategy; our ability to make lease payments when due; our ability to open retail stores under favorable lease terms and operate and maintain new and existing retail stores successfully; our operating experience and brand recognition in international markets; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to comply with domestic and international laws, regulations and orders; increased scrutiny regarding our approach to sustainability matters and environmental, social and governance practices; competition in the apparel and fashion industry; the transition associated with the appointment of new chief executive officer and new chief financial officer; our ability to attract and retain key personnel; seasonal and quarterly variations in our revenue and income; the protection and enforcement of intellectual property rights relating to the Vince brand; our ability to successfully conclude remaining matters following the wind down of the Rebecca Taylor business; the extent of our foreign sourcing; our reliance on independent manufacturers; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; fluctuations in the price, availability and quality of raw materials; the ethical business and compliance practices of our independent manufacturers; our ability to mitigate system or data security issues, such as cyber or malware attacks, as well as other major system failures; our ability to adopt, optimize and improve our information technology systems, processes and functions; our ability to comply with privacy-related obligations; our ability to maintain a listing of our common stock on the New York Stock Exchange; our status as a “controlled company”; our status as a “smaller reporting company”; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under "Item 1A—Risk Factors" in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Caitlin Churchill, 646-277-1274
Caitlin.Churchill@icrinc.com

Vince Holding Corp. and Subsidiaries				Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended		Fiscal Year
	February 1,	February 3,	February 1,	February 3,
	2025	2024	2025	2024
Net sales	$79,950	$75,311	$293,452	$292,890
Cost of products sold	39,873	41,144	148,273	159,598
Gross profit	40,077	34,167	145,179	133,292
as a % of net sales	50.1%	45.4%	49.5%	45.5%
Impairment of goodwill	31,973	—	31,973	—
Gain on sale of intangible assets	—	—	—	(32,808)
Gain on sale of subsidiary	—	—	(7,634)	—
Selling, general and administrative expenses	37,775	35,846	138,016	134,476
as a % of net sales	47.2%	47.6%	47.0%	45.9%
(Loss) income from operations	(29,671)	(1,679)	(17,176)	31,624
as a % of net sales	(37.1)%	(2.2)%	(5.9)%	10.8%
Interest expense, net	1,585	1,698	6,569	11,118
Other income	(344)	—	(344)	-
(Loss) income before income taxes and equity in net income of equity method investment	(30,912)	(3,377)	(23,401)	20,506
(Benefit) provision for income taxes	(1,961)	1,890	(3,642)	(3,478)
(Loss) income before equity in net income of equity method investment	(28,951)	(5,267)	(19,759)	23,984
Equity in net income of equity method investment	606	599	712	1,462
Net (loss) income	$(28,345)	$(4,668)	$(19,047)	$25,446
(Loss) earnings per share:
Basic (loss) earnings per share	$(2.24)	$(0.37)	$(1.51)	$2.05
Diluted (loss) earnings per share	$(2.24)	$(0.37)	$(1.51)	$2.04
Weighted average shares outstanding:
Basic	12,636,277	12,503,472	12,579,588	12,442,781
Diluted	12,636,277	12,503,472	12,579,588	12,478,215

Vince Holding Corp. and Subsidiaries		Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	February 1,	February 3,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$607	$357
Trade receivables, net	32,927	20,671
Inventories, net	59,146	58,777
Prepaid expenses and other current assets	3,896	4,997
Total current assets	96,576	84,802
Property and equipment, net	7,378	6,972
Operating lease right-of-use assets	91,209	73,003
Goodwill	-	31,973
Equity method investment	23,464	26,147
Other assets	4,108	2,252
Total assets	$222,735	$225,149

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$35,090	$31,678
Accrued salaries and employee benefits	8,709	3,967
Other accrued expenses	13,722	8,980
Short-term lease liabilities	16,025	16,803
Total current liabilities	73,546	61,428
Long-term debt	19,156	43,950
Long-term lease liabilities	87,180	67,705
Deferred income tax liability and other liabilities	1,094	4,913
Stockholders' equity	41,759	47,153
Total liabilities and stockholders' equity	$222,735	$225,149

Vince Holding Corp. and Subsidiaries					Exhibit (3)
Reconciliation of GAAP to Non-GAAP measures
(Unaudited, amounts in thousands except share and per share amounts)

	For the Three Months ended February 1, 2025
	As Reported (GAAP)	Goodwill Impairment Charge	P180 Transaction Expenses	Income tax effect (2)	As Adjusted (Non-GAAP)

(Loss) income from operations	$(29,671)	$(31,973)	$(155)	$—	$2,457
Interest expense, net	1,585	—	—	—	1,585
Other income	(344)	—	—	—	(344)
(Loss) income before income taxes and equity in net income of equity method investment.	(30,912)	(31,973)	(155)	—	1,216
(Benefit) provision for income taxes	(1,961)	—	—	(3,006)	1,045
(Loss) income before equity in net income of equity method investment	(28,951)	(31,973)	(155)	3,006	171
Equity in net income of equity method investment	606	—	—	—	606
Net (loss) income	$(28,345)	$(31,973)	$(155)	$3,006	$777
(Loss) earnings per share (1)	$(2.24)	$(2.53)	$(0.01)	$0.24	$0.06

	For the Year ended February 1, 2025
	As Reported (GAAP)	Gain on sale of subsidiary	Goodwill Impairment Charge	P180 Transaction Expenses	Income tax effect (2)	As Adjusted (Non-GAAP)

(Loss) income from operations	$(17,176)	$7,634	$(31,973)	$(155)	$—	$7,318
Interest expense, net	6,569	—	—	—	—	6,569
Other income	(344)	—	—	—	—	(344)
(Loss) income before income taxes and equity in net income of equity method investment	(23,401)	7,634	(31,973)	(155)	—	1,093
Benefit for income taxes	(3,642)	—	—	—	(3,006)	(636)
(Loss) income before equity in net income of equity method investment	(19,759)	7,634	(31,973)	(155)	3,006	1,729
Equity in net income of equity method investment	712	—	—	—	—	712
Net (loss) income	$(19,047)	$7,634	$(31,973)	$(155)	$3,006	$2,441
(Loss) earnings per share (1)	$(1.51)	$0.61	$(2.54)	$(0.01)	$0.24	$0.19

(1) As reported and as adjusted for the three months ended February 1, 2025 are based on basic weighted average shares outstanding of 12,636,277. For the twelve months ended February 1, 2025, as reported and as adjusted are based on basic weighted average shares outstanding of 12,579,588.

(2) Income tax effect is due to the reversal of the non-cash deferred tax liability associated with the goodwill impairment which previously could not be used as a source of income to support the realization of certain deferred tax assets related to the Company's net operating losses.

	For the Year ended February 3, 2024
	As Reported (GAAP)	Gain on Sale of Vince Intangible Assets	Authentic Transaction Expenses	Gain on Sale of Parker Intangible Assets	Transaction Related Expenses Associated with the sale of Parker Intangible Assets	Income tax effect (2)	As Adjusted (Non-GAAP)

Income (loss) from operations	$31,624	$32,043	$(5,030)	$765	$(150)	$—	$3,996
Interest expense, net	11,118	—	—	—	—	—	11,118
Income (loss) before income taxes and equity in net income of equity method investment.	20,506	32,043	(5,030)	765	(150)	—	(7,122)
(Benefit) Provision for income taxes	(3,478)	—	—	—	—	(5,523)	2,045
Income (loss) before equity in net income of equity method investment	23,984	32,043	(5,030)	765	(150)	5,523	(9,167)
Equity in net income of equity method investment	1,462	—	—	—	—	—	1,462
Net income (loss)	$25,446	$32,043	$(5,030)	$765	$(150)	$5,523	$(7,705)
Earnings (loss) per share (1)	$2.04	$2.57	$(0.40)	$0.06	$(0.01)	$0.44	$(0.62)

(1) As reported is based on diluted weighted-average shares outstanding of 12,478,215 and as adjusted is based on basic weighted average shares outstanding of 12,442,781 for the twelve months ended February 3, 2024. Accordingly, the sum of the as reported earnings (loss) per share and the reconciling items may not equal the as adjusted earnings (loss) per share.

(2) Income tax effect is due primarily to the tax impact associated with the Authentic Transaction related items and is inclusive of a $6.0 million tax benefit, which was due to the change in classification of the Company's Vince tradename indefinite-lived intangibles to Assets Held for Sale made during the first quarter of fiscal 2023 as a result of the Authentic Transaction.